                                                                EXHIBIT 3.1


                          CERTIFICATE OF AMENDMENT
                                     OF
                        CERTIFICATE OF INCORPORATION
                                     OF
                           METAL MANAGEMENT, INC.


     METAL MANAGEMENT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on June 5, 1986.

2. Subparagraph (a) of Paragraph 4 of the Certificate of Incorporation is hereby amended to read as follows:

          4. (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock". The number of shares of Preferred Stock authorized to be issued is Four Million (4,000,000) and the number of shares of Common Stock authorized to be issued is Eighty Million (80,000,000). The Preferred Stock and Common Stock shall each have a par value of $0.01 per share.

3. Paragraph 10 of the Certificate of Incorporation is hereby deleted in its entirety and replaced by the following: "In voting for the election of directors of the Corporation, holders of stock shall not have the right to accumulate their votes."

4. The Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock filed on August 7, 1997, and corrected by a Certificate of Correction thereto filed on October 17, 1997, shall be and it hereby is amended by deleting in their entirety Sections 4(g)(ii)(1), 4(g)(ii)(2), 4(g)(ii)(3), 6(d)(v) and 6(d)(vii).

5. In accordance with Section 242 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the board of directors of Metal Management, Inc. at a meeting duly called and held on September 7, 1997, and by the stockholders of Metal Management, Inc. at the Annual Meeting of Stockholders duly called and held on November 29, 1997. At the Annual Meeting, which was held upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at least a majority of the shares issued and outstanding on the record date for the meeting constituting the requisite vote as required by statute were voted in favor of the amendment.

    IN WITNESS WHEREOF, said METAL MANAGEMENT, INC. has caused this Certificate to be signed by Gerard M. Jacobs, its Chief Executive Officer, who does make this certificate and declare and certify under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated herein are true, and accordingly has set his hand hereto this 2nd day of December, 1997.


                                        METAL MANAGEMENT, INC.

                                     By:   /s/ Gerard M. Jacobs
                                        ----------------------------
                                        Name:   Gerard M. Jacobs
                                        Title:  Chief Executive Officer